Exhibit 99.1

414 Nicollet Mall
Minneapolis, MN 55401-1993

November 9, 2007

Xcel Energy Inc. Announces Refinancing of Long-Term Debt through Exchange Offer

Offer to Exchange Its 5.613% Senior Notes, Series A due 2017

MINNEAPOLIS - Xcel Energy (NYSE: XEL) announced today that it has commenced an exchange offer (not a redemption) to refinance a portion of the company’s outstanding long-term debt securities.  The exchange offer will expire at 5:00 p.m., New York City time, on December 12, 2007 (the “Expiration Date”), unless extended.

Xcel Energy is offering to exchange up to $253,979,000 aggregate principal amount of its 5.613% Senior Notes, Series A due 2017 (the “Outstanding Notes”).  Holders of the Outstanding Notes whose tenders are accepted will receive an equal principal amount of its 5.613% Senior Notes, Series B due 2017 (the “Exchange Notes”), which have been registered under the Securities Act of 1933.  The Outstanding Notes were originally issued in an exchange offer consummated on March 30, 2007 and were not registered under the Securities Act of 1933 or any applicable state securities laws.  Xcel Energy is making the exchange offer to satisfy its obligations under a registration rights agreement that it entered into with the dealer managers of the original exchange offer.

The exchange offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered.

The following provides a brief summary of additional, key elements of the exchange offer:

•                  Xcel Energy is offering to exchange, for each $1,000 principal amount of the Outstanding Notes tendered before the Expiration Date, an equal principal amount of the Exchange Notes.

•                  Outstanding Notes tendered before the Expiration Date may be withdrawn at any time before the expiration of the exchange offer.

•                  The Exchange Notes will mature on April 1, 2017 and will bear interest at a rate of 5.613% per year.

•                  The exchange offer is subject to a number of conditions, including that it must not violate applicable law or any applicable interpretation of any law by the Staff of he Securities and Exchange Commission.  The exchange offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered.

The terms of the exchange offer and other information relating to Xcel Energy are set forth in the prospectus dated November 9, 2007 and the related letter of transmittal, which were part of a Registration on Form S-4 filed with the Securities and Exchange Commission that was declared effective on November 8, 2007.

Copies of the prospectus and the related letter of transmittal may be obtained from Wells Fargo Bank, N.A., which is serving as the exchange agent in connection with this exchange offer, at the following address and telephone number:

By Registered or Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, Minnesota 55480	By Regular Mail or Courier: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th Street and Marquette Avenue Minneapolis, Minnesota 55479	In Person by Hand Only: Wells Fargo Bank, N.A. Corporate Trust Services Northstar East Building — 12th Floor 608 Second Avenue South Minneapolis, Minnesota 55402
Confirm by Telephone: 1-800-344-5128

This press release shall not constitute an offer to exchange nor a solicitation of an offer to exchange the Outstanding Notes.  The exchange offer is made only by the prospectus dated November 9, 2007.

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Financial analysts may call:

Paul Johnson, managing director, Investor Relations,  (612) 215-4535

Jack Nielsen, director, Investor Relations,  (612) 215-4559

News media may call:

Xcel Energy Media Relations, (612) 215-5300